Exhibit 99.1

Washington Prime Group Announces First Quarter 2020 Results

COLUMBUS, OH - May 7, 2020 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the first quarter ended March 31, 2020. As previously announced, and due to the coronavirus (COVID-19) pandemic, the Company has withdrawn its full-year 2020 guidance issued on February 26, 2020. The Company is not providing updated guidance at this time.

	Three Months Ended March 31,
	2020	2019
Net income (loss) per diluted share	$0.02	$(0.03)
FFO per diluted share	$0.22	$0.31

A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are provided in this press release.
First Quarter Financial Results
Net income attributable to common shareholders for the first quarter of 2020 was $3.4 million, or $0.02 per diluted share, compared to a net loss of $5.2 million, or ($0.03) per diluted share, a year ago. The year-over-year (YOY) difference relates primarily to net gains on disposition of interests in properties of $26.8 million, which compares to $10.0 million of such gains during the same quarter a year ago. Offsetting this difference was lower rental income recognized during the first quarter of 2020, due primarily to the negative impact of the 2019 retail bankruptcies of Charlotte Russe, Gymboree, and Payless ShoeSource, as the timing of the store closures occurred towards the end of the first quarter of 2019, in addition to $0.7 million in lower first quarter 2020 percentage and overage rents due to temporary store closures by tenants in March due to COVID-19.
Funds from Operations (FFO) for the first quarter of 2020 was $49.7 million, or $0.22 per diluted share, which compares to $70.1 million, or $0.31 per diluted share, during the same quarter a year ago. The YOY decrease in FFO is primarily attributed to lower gains from sales of outparcels from a year ago of $8.7 million, reductions in comparable net operating income (NOI) of $4.0 million for the portfolio, primarily from the negative impact of retailer bankruptcies, and a $5.0 million reduction in straight-line revenues and mark-to-market amortization, including share of joint venture properties, and higher interest expense of $1.8 million. Included in the aforementioned impact to straight-line revenues in the first quarter of 2020 is a non-cash reserve of $2.6 million associated with the elevated credit risk due to the impact from COVID-19.
Business Highlights
Significant Leasing Progress Prior to COVID-19 Pandemic

◦	Leasing volume during the first quarter of 2020 exhibited a 12% YOY increase totaling 1.4 million square feet (SF);

◦	This follows annual leasing volume of 4.4 million SF, 4.2 million SF, and 4.0 million SF in 2019, 2018 and 2017, respectively, totaling 14 million SF since 2017;

◦
Of the aforementioned 1.4 million SF in the first quarter of 2020, 48% of new leasing was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness, and professional services; and

◦
The Company continues to incent its leasing and property management professionals in order to further diversify tenancy as illustrated by 40 signed leases qualifying under various incentive programs during the first quarter.

Stable Operating Metrics Prior to COVID-19 Pandemic

◦	Tier One sales PSF increased 5.5% YOY to $423 for the twelve months ending February 29, compared to the prior year;

◦	Tier One occupancy cost improved 50 basis points to a sector leading 11.2% in the first quarter of 2020 from the prior year;

◦	As of March 31, 2020, combined Tier One and Open Air occupancy decreased 90 basis points YOY to 92.9%;

◦
Tier One releasing spreads increased 4.2% in the first quarter of 2020, reflecting the strongest quarterly releasing spread results for Tier One properties with increases of 14.8% and 0.8% for new deals and renewals, respectively; and

◦
First quarter 2020 comparable NOI increased 7.6% for Open Air and decreased 7.2% for Tier One, resulting in a combined decrease of 3.0%, a sequential quarterly improvement of 160 basis points from the fourth quarter of 2019.

Progress, Actions and Initiatives During the COVID-19 Pandemic

◦
While 57% of the Company’s assets have remained fully or partially open during COVID-19, a robust effort has been underway to ensure an optimal transition for the full reopening of all assets. Such efforts include tenant discussion forums as well as a comprehensive Reopening Processes and Best Practices Manual which addresses every aspect of the business including leasing, property management, operations, marketing, technology, social media, etc.;

◦	Of the Company’s 99 properties, 43 enclosed assets were temporarily closed due to COVID-19, of which 23 properties are scheduled to be reopened by the middle of May 2020;

◦	The remaining 56 properties are categorized as Open Air or have an open air lifestyle format and have remained open to provide essential goods and services to the extent permitted by law;

◦	The Company recently drew ~$120M from its credit facility in order to further buttress our cash position;

◦	Of the 18 adaptive reuse projects addressed, the Company has held discussions with the respective tenancy and every single one is committed to open, albeit six have been delayed to 4Q 20 or into 2021;

◦	Illustrating continued tenant demand of the Company’s town centers, during the months of March and April of 2020, 85 leases were signed totaling 624,852 SF;

◦
Through May 7, 2020, the Company has collected ~30% of contractual base rent and charges for April 2020. This is comprised of a ~25% collection rate for Enclosed properties and ~50% for Open Air properties. Based upon ongoing conversations with tenants that have yet to pay April rent, the Company expects the collection percentage to improve for the month of April 2020;

◦
As of May 4, 2020, the Company has addressed ~11% of the total amount of contractual rent for 2Q 20 through lease modifications. Based upon these modifications, the Company expects to collect ~45% of contractual base rent and charges for 2Q 20, while deferring ~45% and abating the remaining ~10% for these specific deals;

◦
The Company recently launched Fulventory (view here), a proprietary initiative which allows tenants to utilize space within Washington Prime Group assets for last mile fulfilment and BOPIS (buy online and pickup in store), as well as inventory clearance; and

◦
Such industry leading initiatives as WPG Cares (view here) and Open for Small Business (view here) have been exemplary regarding the Company serving as a community and tenant resource. WPG Cares has participated in over 175 community service projects; Open for Small Business has hosted over 15 complimentary webinars attended by hundreds of participants; and Well Picked Goods has benefitted the Company’s tenancy during asset closures via digital merchandise curation and an in store gift card promotion when reopening occurs.
Lou Conforti, CEO and Director of Washington Prime Group, Commentary:
“We’re going to skip the usual practice of an earnings conference call this quarter for the simple reason we’re too busy doing what we’re supposed to be doing. For all of those who look forward to my few well-placed swear words and a musical reference or two I promise we’ll be back next quarter with a vengeance.
“The coronavirus pandemic, beyond the devastating global health consequences, has inflicted unprecedented, social, psychological and economic hardship upon all of us. While nearly impossible to glean any positive consequences, I’ve actually witnessed acts which serve as a testament to the compassion of my WPG colleagues. Whether those on the front line or support from their corporate counterparts, the collective response to this national emergency has been a source of inspiration. This has manifested itself via philanthropic, operational and financial measures all of which exhibit our singularly focused objective of serving our demographic constituencies. As such, we have demonstrated our commitment to act as a vital resource in ways which transcend beyond the selling of goods and services.
“While this exogenous shock has been dramatic to say the least… there will be a return to normalcy. In this regard, we’re preparing for business as usual…and don’t forget, our usual is anything but. With this in mind, I thought it’d be helpful to summarize what we’re doing from an operational, financial and philanthropic perspective.”
Operational Activities
“Prior to COVID-19 fully rearing its ugly head in March, we continued to materially improve upon our Tier One and Open Air operating metrics such as comparable NOI growth, sales PSF, occupancy cost and leasing volume. Take a look at the statistics presented above, all of which point to the foundational underpinning upon which will inure to our benefit as marketplace stabilization occurs.
“Just to remind everybody for the umpteenth time, our open air ‘plus’ assets (when including nine Tier One properties with an open air lifestyle format) comprise ~40% of total NOI. Take a look at these in our most recent investor presentation and calculate for yourselves the standalone valuation of this one segment of our NOI. Furthermore, ~75% of what we report as enclosed in our supplemental operating metrics has an open air component. This is the hybrid format objective we have been fulfilling over the previous four years and our continually improving operating metrics evidences its success.
“While the Company maintains its commitment to complete announced redevelopment projects, we have deferred a portion of the capital spend into 2021 due to tenants’ decisions to open locations later than originally planned. We anticipate our share of redevelopment costs to be ~$80M for the remainder of 2020, which includes additions such as FieldhouseUSA, HomeGoods, Ross Dress for Less, SCHEELS All Sports and T.J. Maxx among others. Further, we have resolved 18, or 64%, of the 28 department stores of which we have control. To repeat myself, every one of these tenants remains committed to opening.
“We have recognized the importance of having a robust fulfillment component for merchandise as well as food and beverage and have for the previous quarter or so been working to provide this amenity to our guests. As such, we are pleased to announce a collaboration with City Storage Systems, LLC to provide a turnkey solution of in house dining, pickup and delivery. We have three initial locations under letter of intent and have a dozen or so more assets which will benefit from their innovative approach with respect to eat in and delivery dining options.
“As it relates to fulfillment of merchandise, we have just announced Fulventory (view here), our proprietary initiative which allows tenants to utilize space within our assets for local and regional last mile fulfillment as well as for inventory clearance. As BOPIS and BORIS (buy online and return in store) continue to gain traction with our guests, Fulventory captures the nexus between physical space and eCommerce and advances the symbiotic relationship which exists between the two.”
Financial and Liquidity Measures
“As stated previously, even when taking into account the reality of dramatically reduced rental collection during the second and third quarters of 2020, WPG anticipates having the ability to self fund its current financial obligations during 2020 and assumptions are more fully discussed in our Form 10-Q . We’ve stress tested cash flow projections for a variety of tenant ‘ramp up’ and deferred payment scenarios. Note, these include delivery of projects currently under construction to the extent a tenant still anticipates opening during the latter half of the year.
“Notwithstanding this self-funding capability, we deemed it prudent to recently draw ~$120M from our revolving credit facility in order to further buttress our cash position. As the preservation of cash is of utmost importance, we previously announced several proactive steps taken to preserve liquidity including the Board’s decision to temporarily suspend the quarterly cash dividend for common shares and operating partnership units throughout the remainder of the year with a potential true up dividend payment during the fourth quarter of 2020 in order to address the Company’s REIT taxable income distribution requirements.
“When factoring in our April drawdown of the credit facility, as of May 1, 2020, we had ~$150M of cash on hand including our share of joint venture cash. Our base cash flow scenario assumes significant disruption in terms of revenue collections during the second quarter of this year with our assets either closed or operating at low levels through May with a ramp up starting in June. This results in a 35% to 40% collection rate of budgeted revenue for the full quarter supported by a nearly 30% actual collection rate across our portfolio in April. Partially offsetting these shortfalls are lower cash property and corporate expenses of just under 60% of budget for the quarter.
“In terms of the second half of the year, we have addressed key variables including rent collection rates and cash operating expenses along with assumptions for property capex, redevelopment and non-core asset sales. We have also factored in contractual debt service for the remainder of the year. Our base case has us finishing 2020 with $150M to $175Mof cash on hand, thus giving the Company ample cushion to address any downside scenarios.”
Cost Saving Actions
“The national emergency we all face has prompted WPG to take necessary measures regarding corporate overhead and other cost saving measures. This has translated into a combination of furloughs and layoffs impacting ~20% of our workforce, field and corporate. This belt tightening also includes a temporary freeze on hiring, terminating third party vendor contracts when applicable, and suspending WPG’s paid internship program for 2020. In addition, executive and senior management temporarily reduced their base salary compensation in a range of 5% to 25%.”
WPG Cares: Proactively serving as a Community Resource
“I recently sent a letter offering up our assets and services to over 600 local, state, federal as well as nonprofit agencies combating COVID-19. To date, Washington Prime Group has performed ~175 community service projects (view highlights here) including serving as distribution centers for medical supplies, the hosting of COVID-19 testing stations, providing space for food depository as well as other important immediate response actions. I’m pleased to report participation of assets with onsite management is nearly one hundred percent.”
Open for Small Business Initiative
“Small business not only is a major driver of the US economy and a meaningful percentage of our Company’s revenue, these local entrepreneurs provide flavor, literally and figuratively. It’s important we work with them regarding such measures as standardization of lease modification agreements; education via webinar on how to access SBA as well as other agency and nonprofit programs; as well as providing continuing education to improve upon their business once they reopen.
“With these objectives in mind, we created Open for Small Business (view website here) in conjunction with the University of Chicago’s Institute for Justice Clinic on Entrepreneurship and University of Chicago faculty including Nobel Laureate Richard Thaler, Freakonomics author Steven Levitt and Institute Director Elizabeth Kregor. This resource is being made available to all small businesses whether or not they are a WPG tenant simply because it’s the right thing to do.”
Corporate Financial Assistance
“We are also exploring every possible manner by which we as well as our tenants, sponsors and guests are able to benefit from current and prospective economic stimulus packages, e.g. CARES Act. We’ve addressed relevant issues with government officials, lobbyists, et. al. and have written numerous letters explaining (and quantifying) the local and regional economic contribution of our assets. In many instances, property and sales tax revenue generated from a WPG asset is essential to the municipality where it’s located. There’s also the second order GDP impact relating to revenue repatriation from our tenant’s employees as these folks generally eat, shop, play and reside where they work.”
Tenant, Sponsor and Guest Communication
“We are in constant contact with our tenants, sponsors and guests regarding everything from closure updates to reopening procedures when the time comes. In this regard we are hosting tenant forums whereby ideas are exchanged as we appreciate reopening is going to be an incremental process as it is imperative we safeguard the health of all those who contribute to the dynamic nature of our assets. This transition must also assuage the psychological concerns which will surely exist as a result of the national emergency resulting from COVID-19. We have made our comprehensive Reopening Processes and Best Practices Guide available to all of our tenants. The objective is to prepare for the reopening of our assets whereby every aspect is addressed including leasing, property management, operations, marketing, technology, social media, etc.
“In order to make certain our tenancy remains front and center with respect to the consumer, we have also introduced Well Picked Goods (view examples here, here, here and here), a weekly digital curation of local and national merchandise selected by the local management of a featured town center which includes an in store gift card promotion when tenants reopen.
“Stay healthy and strong, and we’ll continue to grind it out and serve as sector leaders as we proactively transform our assets as well as deal with COVID-19. By the way, have I mentioned our open air ‘plus’ assets comprise ~40% of total NOI and the vast majority are considered high quality?”
Unsecured Debt
On March 2, 2020, the Company repaid in full the $250 million senior unsecured notes that was scheduled to mature in April 2020. The senior unsecured notes reflected the Company’s only unsecured debt maturity through the end of 2022.
While in compliance with the Company’s unsecured debt covenants as of March 31, 2020, with the continued uncertainty regarding how quickly tenants will be able to stabilize after the unprecedented temporary store closures, there is a heightened risk regarding the Company’s ability to remain compliant with financial covenants in several of its unsecured debt arrangements going forward. Based upon recent conversations with the Company’s unsecured creditors, the Company believes that, to the extent that the impact of COVID-19 results in potential non-compliance, the Company will be able to remain compliant with such covenants through some combination of waivers, modifications or other amendments to the related agreements. However, no assurances can be made in this regard, and if the Company is unable to agree on the terms of such waivers or changes, this could create substantial doubt about its ability to continue as a going concern through May 7, 2021.

Mortgage Loans
On April 3, 2020, the Company exercised the third of three options to extend the maturity of the $65.0 million term loan secured by Weberstown Mall, located in Stockton, California, for one year. The extended maturity date is June 8, 2021.
On March 13, 2020, the mortgage loan secured by Seminole Towne Center, located in Sanford, Florida, was extinguished upon the asset being transitioned to the lender pursuant to the terms within a deed-in-lieu of foreclosure agreement. Upon transition, all involvement between the Company and the property ceased, and the Company recognized a gain of approximately $15.4 million due to the unconsolidated investment being carried on the Company’s balance sheet in a credit position, which is included in gain on disposition of interests in properties, net in the accompanying consolidated statements of operations and comprehensive loss for the first quarter of 2020.
When looking at the remaining 2020 secured debt maturities involving Grand Central Mall, located in Vienna, West Virginia, and Port Charlotte Town Center, in Port Charlotte, Florida, the Company believes, based upon current conversations with the respective servicers, that it will be able to execute short term extensions on each mortgage allowing the Company to address longer term solutions once the current level of uncertainty has cleared.
Dispositions
On January 31, 2020, the Company completed the sale of DeKalb Plaza in King of Prussia, Pennsylvania to an unaffiliated private real estate investor for a purchase price of $13.6 million.
On January 14, 2020, The Company completed the sale of Matteson Plaza in Matteson, Illinois to an unaffiliated private real estate investor for a purchase price of $1.1 million.
The net proceeds from the disposition activities were used for ongoing redevelopment and general corporate purposes. In connection with the first quarter 2020 dispositions the Company recorded a net gain of $11.3 million, which is included in gain on disposition of interests in properties, net in the accompanying consolidated statements of operations and comprehensive loss for the quarter.
Earnings Call and Webcast
Due to the unprecedented uncertainty from the COVID-19 pandemic, the Company will not hold a first quarter earnings conference call. However, the Company expects to resume hosting its earnings conference call in subsequent quarters.
Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com

Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com
Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.
The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.
Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; losses associated with closures, failures and stoppages associated with the spread and proliferation of the coronavirus (COVID-19) pandemic; to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue:
Rental income	$147,233	$163,273
Other income	5,367	5,550
Total revenues	152,600	168,823

Expenses:
Property operating	(37,280)	(39,429)
Real estate taxes	(20,252)	(22,114)
Advertising and promotion	(1,804)	(1,893)
Total recoverable expenses	(59,336)	(63,436)
Depreciation and amortization	(59,704)	(66,378)
General and administrative	(12,264)	(14,125)
Ground rent	(122)	(203)
Impairment loss	(1,319)	—
Total operating expenses	(132,745)	(144,142)

Interest expense, net	(38,635)	(36,830)
Gain on disposition of interests in properties, net	26,755	9,990
Income and other taxes	617	(356)
Loss from unconsolidated entities, net	(1,032)	(48)
Net income (loss)	7,560	(2,563)
Net income (loss) attributable to noncontrolling interests	677	(896)
Net income (loss) attributable to the Company	6,883	(1,667)
Less: Preferred share dividends	(3,508)	(3,508)
Net income (loss) attributable to common shareholders	$3,375	$(5,175)

Earnings (loss) per common share, basic and diluted	$0.02	$(0.03)

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	March 31, 2020	December 31, 2019

Assets:
Investment properties at cost	$5,766,124	$5,787,126
Construction in progress	152,509	115,280
	5,918,633	5,902,406
Less: accumulated depreciation	2,411,754	2,397,736
	3,506,879	3,504,670

Cash and cash equivalents	39,614	41,421
Tenant receivables and accrued revenue, net	81,271	82,762
Investment in and advances to unconsolidated entities, at equity	416,949	417,092
Deferred costs and other assets	202,081	205,034
Total assets	$4,246,794	$4,250,979

Liabilities:
Mortgage notes payable	$1,111,344	$1,115,608
Notes payable	708,420	957,566
Unsecured term loans	686,926	686,642
Revolving credit facility	524,430	204,145
Other indebtedness	97,907	97,601
Accounts payable, accrued expenses, intangibles, and deferred revenues	242,904	260,904
Distributions payable	3,323	3,252
Cash distributions and losses in unconsolidated entities, at equity	—	15,421
Total liabilities	3,375,254	3,341,139

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,257,040	1,254,771
Accumulated deficit	(675,935)	(655,492)
Accumulated other comprehensive loss	(18,588)	(5,525)
Total stockholders' equity	765,112	796,349
Noncontrolling interests	103,163	110,226
Total equity	868,275	906,575
Total liabilities, redeemable noncontrolling interests and equity	$4,246,794	$4,250,979

RECONCILIATION OF FUNDS FROM OPERATIONS
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Funds from Operations ("FFO"):
Net income (loss)	$7,560	$(2,563)
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)
Real estate depreciation and amortization, including joint venture impact	69,769	76,214
Gain on disposition of interests in properties, net including impairment loss	(24,110)	—
FFO	$49,651	$70,083

Weighted average common shares outstanding - diluted	224,550	223,208

FFO per diluted share	$0.22	$0.31

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Three Months Ended March 31,
	2020	2019	Variance $

Reconciliation of Comp NOI to Net Income (Loss):
Net Income (loss)	$7,560	$(2,563)	$10,123

Loss from unconsolidated entities	1,032	48	984
Income and other taxes	(617)	356	(973)
Gain on disposition of interests in properties, net	(26,755)	(9,990)	(16,765)
Interest expense, net	38,635	36,830	1,805
Operating Income	19,855	24,681	(4,826)

Depreciation and amortization	59,704	66,378	(6,674)
Impairment loss	1,319	—	1,319
General and administrative	12,264	14,125	(1,861)
Fee income	(2,186)	(2,747)	561
Management fee allocation	—	5	(5)
Pro-rata share of unconsolidated joint ventures in comp NOI	17,402	17,452	(50)
Property allocated corporate expense	4,754	4,124	630
Non-comparable properties and other (1)	2,589	(52)	2,641
NOI from sold properties	(93)	(1,481)	1,388
Termination income	(79)	(786)	707
Straight-line rents	(915)	(1,132)	217
Ground lease adjustments for straight-line and fair market value	5	5	—
Fair market value and inducement adjustments to base rents	(985)	(2,900)	1,915
Less: Tier 2 and noncore properties (2)	(10,251)	(11,137)	886
Comparable NOI - Tier 1 and Open Air properties	$103,383	$106,535	$(3,152)
Comparable NOI percentage change - Tier 1 and Open Air properties			-3.0%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the Tier 2 and noncore properties held in each period presented.